Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BlackRock Health Sciences Term Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	0.00015310%	—

Fees Previously Paid	$628,186,745.87(1)		$96,175.39(2)

Total Transaction Valuation	$628,186,745.87(1)

Total Fees Due for Filing			$96,175.39

Total Fees Previously Paid			$96,175.39

Total Fee Offsets			—

Net Fee Due			$0

(1)

The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the shares outstanding and net asset value of the Fund as of March 14, 2025. The fee of $96,175.39 was paid in connection with the filing of the Schedule TO-I by BlackRock Health Sciences Term Trust (File No. 005-92129) on March 21, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the Offer.

(2)	Calculated at $153.10 per $1,000,000 of the Transaction Value.